Exhibit (k)(5)

FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of last date on the signature page, by and between OAKTREE ASSET-BACKED FINANCE FUND INC., a Maryland corporation (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified management investment company; and

WHEREAS, USBFS is, among other things, in the business of providing fund accounting services for the benefit of its customers; and

WHEREAS, the Fund desires to retain USBFS to provide accounting services to the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Accountant

The Fund hereby appoints USBFS as fund accountant of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following accounting services to the Fund, including, but not limited to:

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)	For each valuation date, obtain prices from a pricing source approved by the board of directors of the Fund (the “Board”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board shall approve, in good faith, procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)	Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile portfolio holdings and cash of the Fund with the Fund’s custodian.

(6)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Fund.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Fund.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Fund.

(3)	Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)	Communicate to the Fund, at an agreed upon time, the per share net asset value for each valuation date.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)	Reconcile daily loan holdings of the Fund with each loan platform providers’ data, if provided to USBFS, and Fund’s custodian records of all loans held under custody by the Fund’s custodian.

D.	Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)	Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Fund, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

(4)	In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Fund’s Chief Compliance Officer with reasonable access to USBFS’ fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Fund.

(5)	Cooperate with the Fund’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.	License of Data; Warranty; Termination of Rights

A.	The valuation information and evaluations being provided to the Fund by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund. The Fund has a limited license to use the Data only for purposes necessary to valuing the Fund’s assets and reporting to regulatory bodies (the “License”). The Fund does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Fund’s right to use the Data cannot be passed to or shared with any other entity.

The Fund acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.	THE FUND HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.	USBFS may stop supplying some or all Data to the Fund if USBFS’ suppliers terminate any agreement to provide Data to USBFS. Also, USBFS may stop supplying some or all Data to the Fund if USBFS reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’ suppliers demand that the Data be withheld from the Fund. USBFS will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

A.	For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board and apply those prices to the portfolio positions of the Fund.

For those securities where market quotations are not readily available, the Board shall approve, in good faith, procedures for determining the fair value for such securities.

If the Fund desires to provide a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.	In the event that the Fund at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Fund assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.

C.	USBFS shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, any of their affiliates, or any third party source. Notwithstanding anything else in this Agreement to the contrary, USBFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, any of their affiliates, or any third party source.

5.	Changes in Accounting Procedures

Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

6.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement.

7.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). USBFS shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to USBFS shall only be paid out of the assets and property of the particular Fund involved.

8.	Representations and Warranties

A.	The Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBFS nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS and its suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS or its suppliers may sustain or incur or that may be asserted against USBFS or its suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund, as approved by the Board of the Fund, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

The Fund acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s directors, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

10.	Notification of Error

The Fund will notify USBFS of any discrepancy between USBFS and the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Fund; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.	Data Necessary to Perform Services

The Fund or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

A.	USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

B.	The Fund agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of USBFS, all non-public information relative to USBFS (including, without limitation, the Data and information regarding USBFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBFS, which approval shall not be unreasonably withheld and may not be withheld where the Fund may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBFS. Information which has become known to the public through no wrongful act of the Fund or any of its employees, agents or representatives, and information that was already in the possession of the Fund prior to receipt thereof from USBFS, shall not be subject to this paragraph.

C.	Notwithstanding anything herein to the contrary, (i) the Fund shall be permitted to disclose the identity of USBFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Fund’s registration statement or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBFS shall be permitted to include the name of the Fund in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

13.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request provided, however, that USBFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction. Notwithstanding the foregoing, USBFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

14.	Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information. USBFS’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Director’s oversight responsibility with respect thereto.

15.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one (1) year and thereafter will continue indefinitely. Subsequent to the one-year period, this Agreement may be terminated by either party upon giving 60 days prior written notice or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board.

16.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and, in the absence of material breach by USBFS, at the expense of the Fund, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund.

17.	Early Termination

In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to the end of the then current term, the Fund agrees to pay the following fees:

a.	all the monthly fees through the life of the Agreement, including the rebate of any negotiated discounts;

b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.	all documented miscellaneous costs associated with a-c above.

18.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBFS, or by USBFS without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board.

19.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

and notice to the Fund shall be sent to:

Oaktree Asset-Backed Finance Fund Inc.

Brookfield Place, 225 Liberty Street

New York, New York 10281-1023

24.	Multiple Originals

This Agreement may be executed on two counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Greg Farley
Name:	Greg Farley
Title:	Sr. Vice President
Date:	3/7/25

OAKTREE ASSET-BACKED FINANCE FUND INC.

By:	/s/ Craig Ruckman
Name:	Craig Ruckman
Title:	Secretary
Date:	March 6, 2025

Exhibit A

to the

Fund Accounting Servicing Agreement

Brookfield Public Securities Group LLC

FUND ACCOUNTING, SUB-ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CCO SUPPORT SERVICES FEE SCHEDULE

Fund Administration & Fund Accounting Services Fee Schedule

Annual Fee Based Upon Average Net Assets Per Fund*

4 basis points on the first $250 million

3.5 basis points on the next $250 million

3 basis points on the balance

Minimum Annual Fee: $100,000 per fund*

*Minimum waived for the first 6 months

■	Additional fee of $15,000 for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

■	Additional fee of $10,000 for each intraday NAV calculations in excess of one strike per day

■	Additional fee of $25,000 for monthly compliance monitoring

Note: Conversion, master/feeder, and extraordinary services quoted separately.

The fees above include the following core tax services: M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

All schedules subject to change depending upon use of unique security type requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Fee

■	$6,000 per year

Data Services

Corporate Action and Factor Services (security paydown & prepayment time series)

■	$2.50 per Foreign Equity Security per Month for Corporate Action Services

■	$1.50 per Domestic Equity Security per Month for Corporate Action Services

■	$4.00 per CMO and Asset Backed Security per Month for Factor Services

■	$1.50 per Mortgage Backed Security per Month for Factor Services

Third Party Administrative Data Charges (descriptive data for each security analytics, reporting and compliance)

■	$1.50 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Pricing and Security Setup Services

For daily pricing, setup, and maintenance of each security (estimated 252 pricing days annually)

■	$0.08 – Listed Equity Instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps,

■	$0.50 – Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate and Governments Agency Bonds, Mortgage Backed Securities, and Municipal Bonds

■	$0.80 – Higher Tier Cost Fixed Income Instruments including but not limited to: CMOs and Asset Backed Securities; Money Market Instruments; Foreign Bonds; High Yield Bonds.

■	$1.00 Bank Loans

■	Derivative Instruments are generally charged at the following rates:

o	$0.90 – Interest Rate Swaps, Foreign Currency Swaps

o	$1.50 – Swaptions

o	$3.00 Credit Default Swaps

■	$1.50 – Intraday money market funds pricing, up to 3 times per day

■	$500 per Month Manual Security Pricing (>25per day)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Index Service Fees

●	$50 per month per fund: Tier 0 for maintenance of data for performance calculations where the client is supplying the Index data

●	$100 per month per fund: Tier 1 including but not limited to: ICE Indexes, Morningstar, Bloomberg, S&P, Dow Jones, CBOE, and HFRI Indexes

●	$250 per month per fund: Tier 2 including but not limited to: MSCI Indexes, FTSE Russell

●	$500 per month per fund: Tier 3 including but not limited to: Wilshire Indexes, Lipper JPM

●	$200 per month per fund additional fee for creation of a blended index, in addition to Tier index fees.

Note: Rates are tiered based upon rates charged by the index provider and are subject to change. S&P Global and Dow Jones are their standard packages only, specialized packages from all index providers will result in a higher fee. Use of other, custom, and blended indexes may result in additional fee. Index providers may require a direct contract in addition to the above service contract, which may result in additional fees payable to the index provider

All Data Service charges are subject to change based on cost increases from underlying data providers.

SEC Modernization Requirements

■	Form N-PORT – $15,000 per year, per Fund

■	Form N-CEN – $250 per year, per Fund

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, liquidity classification fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new derivatives risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services Supplemental Fee Schedule

Daily Compliance Services

■	$ 20,000 per fund group per year - Base fee

■	Additional fee of $2,500 per fund per year (first fund included in base fee)

SEC Derivatives Rule 18f-4 Confluence Technologies Offering

Offering	Price per Fund per Month*
Limited Derivatives User	$200
Full Derivatives User (no OTC derivatives)	$300
Full Derivative User (with 1-5 OTC derivatives)	$400
Full Derivative User (with 5 or more OTC derivatives)	$500
Closed Fund Data Maintenance Fee	$50

* Additional fees may apply from index providers

Section 15(c) Reporting

■	$2,000 per fund per standard reporting package*

*	Standard reporting packages for annual 15(c) meeting

●	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio with classes on one report) OR Full 15(c) report

●	Performance reporting package: Peer Comparison Report

■	Additional 15(c) reporting is subject to additional charges

■	Data source – Morningstar; other data sources may incur additional charges by a third-party source. The creation of the reporting package involving other data sources is to be created by the third-party source and client.

Optional Tax Services

■	Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $5,000 per year

■	Additional Capital Gain Dividend Estimates – (First two included in core services) – $1,000 per additional estimate

■	State tax returns - (First two included in core services) – $1,500 per additional return

Fees for Special Situation:

■	Fee will be assessed.

Rule 2a-5 Supplemental Services:

Percentage of individual level 2 instruments	Monthly Fee for Such Fund[1]
held by a Fund
5% or less	$100
More than 5% but less than 25%	$200
25% or more	$300

Digital Board Materials:

Comprehensive Digital Services

Comprehensive Digital Services
Description	Annual Price[1] (USD)
Base Fee	$4,500
Per User Fee[2]	$500
Per Separate Committee[3] Fee	$500

1 Subject to an annual increase, provided that the annual increase will not exceed 4.5% through October 2025

2 Per user fee applies to all users excluding any USBFS employee who is not an officer in a Multiple Series Trust sponsored by USBFS.

3 A committee consists of a separate space on Diligent’s board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees.

Light Digital Offering

Light Digital Offering
Description	Annual Price[1] (USD)
Base Fee	$2,000

1 Subject to annual “CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

[1] NOTE: The Rule 2a-5 Supplemental Services and the associated fees are dependent on comparison prices from USBFS’ chosen comparison third-party pricing source. The Fund may choose to perform comparison pricing with a different comparison pricing vendor under an alternative service with different associated costs.

Customized delivery of data:

■	TBD

Tax Reporting – MLP C-Corporations

Federal Tax Returns

■	Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $25,000

■	Prepare Federal and State extensions (If Applicable) – Included in the return fees

■	Prepare provision estimates – $2,000 Per estimate

State Tax Returns

■	Prepare state income tax returns for funds and blocker entities – $1,500 per state return

●	Sign state income tax returns – $2,000 per state return

●	Assist in filing state income tax returns – Included with preparation of returns

■	State tax notice consultative support and resolution – $1,000 per fund

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly. Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to the client directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an Account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

ESG Compliance Reporting Services

●	Monthly Investor Transparency Reporting $12,000 per annum per fund.

Global Fund Services will provide a portfolio level ESG risk rating – across several criteria – to either the investment manager or the underlying investors as needed monthly. The ESG risk rating will be derived from leading market vendor data received in respect of those equity or equity derived portfolio investments where the corresponding risk data can be sourced. The risk rating will be assigned at a portfolio level based on its month end holdings and will be expressed as either a percentage of Net Asset Value or as a percentage of total portfolio holdings.